News Release February 18, 2026
SSR MINING ISSUES NOTICE OF REDEMPTION FOR CONVERTIBLE NOTES

DENVER - SSR Mining Inc. (Nasdaq/TSX: SSRM) ("SSR Mining" or the “Company") announces that it has issued a notice of redemption (the “Redemption Notice”) for its $230,000,000 original aggregate principal amount of its 2.50% Convertible Senior Notes due 2039 (the “Notes”). There is currently $227,495,000 aggregate principal of Notes outstanding.
The Notes were issued pursuant to an indenture dated as of March 19, 2019 (the “Indenture”), between the Company and the Bank of New York Mellon, as Trustee. Pursuant to the Redemption Notice, on March 20, 2026 (the “Redemption Date”), the Company will redeem all Notes that have not been converted prior to such date and will pay (i) a redemption price equal to 100% of the principal amount of the aggregate principal amount of Notes outstanding (the “Redemption Price”), plus (ii) accrued and unpaid interest on the Notes to, but excluding, the Redemption Date, plus (iii) a make-whole premium equal to the present value of the remaining scheduled payments of interest that would have been made on the Notes to be redeemed had such Notes remained outstanding from the Redemption Date to April 1, 2026, excluding interest accrued to, but excluding, the Redemption Date, which is otherwise paid pursuant to the preceding clause (ii) (the “Make-Whole Premium,” and together with the Redemption Price, the “Total Redemption Amount”). On the Redemption Date, the Total Redemption Amount will become due and payable upon each Note to be redeemed and interest thereon will cease to accrue on and after the Redemption Date.
The Notes called for redemption may be converted by holders at any time before 5:00PM New York City time on March 19, 2026 (the “Conversion Deadline”). The Conversion Rate for Notes converted after the date of the Redemption Notice and prior to the Conversion Deadline will be equal to 56.7931 common shares of the Company, without par value (the “Common Shares”), per $1,000 principal amount of the Notes (representing the initial Conversion Rate of 54.1082, which has been adjusted in accordance with the terms and conditions of the Indenture). The Company will settle any conversions occurring after the date of the Redemption Notice and prior to the Conversion Deadline by delivering Common Shares, plus cash in lieu of any resulting fractional shares and accrued and unpaid interest on the Notes to, but excluding the date of conversion, and the Make-Whole Premium.
If all holders elected to convert their Notes, approximately 13 million common shares would be issued to settle the conversion. These shares have already been reflected in the Company’s fully diluted share count for the purposes of financial reporting. SSR Mining repurchased approximately 20 million shares at an average price of $15.76 per share between 2021 to 2024, and on February 17, 2026, the Company announced Board approval for a share buyback program of up to $300 million.
About SSR Mining
SSR Mining is listed under the ticker symbol SSRM on the Nasdaq and the TSX.
For more information, please visit: www.ssrmining.com.
E-Mail: invest@ssrmining.com
Phone: +1 (888) 338-0046

SSR MINING